March 5, 2015

Two Roads Shared Trust

c/o Andrew Rogers, President

80 Arkay Drive

Hauppauge, NY 11788

Re: Interim Sub-Advisory Fee Waiver for the Modern Technology Fund

Dear Mr. Rogers:

This will confirm the agreement between Two Roads Shared Trust (the “Trust”) on behalf of the Modern Technology Fund, ES Capital Advisors, LLC (the “Adviser”) and Crow Point Partners, LLC (the “Sub-Adviser”), as follows:

1.                  Pursuant to an Interim Sub-Advisory Agreement dated March 5, 2015 between the Trust, the Adviser and the Sub-Adviser and a Final Sub-Advisory Agreement between the Trust, the Adviser and the Sub-Adviser, subject to shareholder approval, the Adviser has retained the Sub-Adviser to provide the Fund with investment advisory services. Pursuant to each Sub-Advisory Agreement, the Fund pays to the Sub-Adviser a subadvisory fee at an annual rate of 0.50% of the Fund’s average daily net assets (the “Sub-Advisory Fee”).

2.                  The Board of the Trust has approved each of the Interim Sub-Advisory Agreement and Final Sub-Advisory Agreement on March 5, 2015. The Fund will seek shareholder approval of the Final Sub-Advisory Agreement as soon as practicable.

3.                  The Sub-Adviser hereby agrees, as of the date hereof, to waive or limit its Sub-Advisory Fee so that such Sub-Advisory Fee, on an annual basis, does not exceed 0.40% of the Fund’s average daily net assets.

4.                  This Agreement shall become effective on the date the Fund’s registration statement becomes effective, and subject to shareholder approval of the Sub-Advisory Agreement, shall remain in effect for one year following the effectiveness of the Fund’s registration statement. Upon mutual written consent of the Sub-Adviser, Adviser and the Trust, this Agreement shall continue in effect for successive twelve-month periods provided that such continuance is specifically approved at least annually by a majority of the Trustees of the Trust.

5.                  This Agreement can only be terminated upon the approval of the Board of Trustees of the Trust or by the Adviser upon 60 days’ written notice to the Trust.

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Sincerely,

By: /s/ David J. Morton Name: David J. Morton Director ES Capital Advisors, LLC
By: /s/ Peter DeCaprio Name: Peter DeCaprio Principal Crow Point Partners, LLC

Approved and accepted on behalf of the Fund:

/s/ Andrew Rogers

Andrew Rogers

President

Two Roads Shared Trust

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